Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FIRST QUARTER NET INCOME OF $1.1 BILLION AND $1.82 DILUTED EPS

Strong Capital Levels, Expenses Controlled

PITTSBURGH, April 16, 2014 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $1.1 billion, or $1.82 per diluted common share, for the first quarter of 2014 compared with net income of $1.1 billion, or $1.87 per diluted common share, for the fourth quarter of 2013 and $995 million, or $1.74 per diluted common share, for the first quarter of 2013.

“PNC had a successful first quarter – our fourth straight quarter with net income of $1 billion or more,” said William S. Demchak, president and chief executive officer. “We grew loans and deposits, and we lowered expenses even as we continue to make investments across our businesses to enhance the customer experience and become more efficient. Based on the strength of our performance and balance sheet, we were pleased to announce plans to return more capital to our shareholders through a 9 percent increase in our quarterly dividend and reinstituted share repurchase programs.”

Income Statement Highlights

•	First quarter results were driven by loan and deposit growth, well-controlled expenses and credit quality improvement as well as seasonal trends.

•

Net interest income of $2.2 billion for the first quarter declined $71 million, or 3 percent, compared with the fourth quarter reflecting fewer days in the quarter and lower purchase accounting accretion.

•	Noninterest income of $1.6 billion decreased $225 million, or 12 percent, compared with the fourth quarter.

–    Lower benefit from release of reserves for residential mortgage repurchase obligations and first quarter seasonal declines impacted fee income.

•	Noninterest expense of $2.3 billion decreased $250 million, or 10 percent, from fourth quarter reflecting disciplined expense management and seasonality.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 2

•	Provision for credit losses declined to $94 million for the first quarter compared with $113 million for the fourth quarter as overall credit quality continued to improve.

Balance Sheet Highlights

•	Loans grew $2.6 billion, or 1 percent, to $198 billion at March 31, 2014 compared with December 31, 2013.

–    Total commercial lending grew $3.6 billion, or 3 percent, primarily in real estate, corporate banking and business credit.

–    Total consumer lending decreased $1.0 billion due to lower home equity, residential mortgage and education loans as well as seasonal declines in credit card loans partially offset by growth in automobile loans.

•	Overall credit quality continued to improve during the first quarter of 2014 compared with the fourth quarter.

–    Nonperforming assets of $3.3 billion at March 31, 2014 declined $153 million, or 4 percent.

–    Net charge-offs were stable at $186 million for the first quarter and $189 million for fourth quarter 2013.

•	Deposits grew $1.5 billion, or 1 percent, to $222 billion at March 31, 2014 compared with December 31, 2013.

•

PNC continued to enhance its liquidity position in preparation for implementation of new short-term liquidity regulatory standards as reflected in higher deposit balances maintained with the Federal Reserve Bank and investment securities and borrowed funds activity.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 89 percent at March 31, 2014.

•	PNC took actions reflecting its strong capital position.

–    In April 2014 the board of directors raised the quarterly cash dividend on common stock to 48 cents per share, an increase of 4 cents per share, or 9 percent, effective with the May dividend.

–    PNC announced share repurchase programs of up to $1.5 billion for the four quarter period beginning in the second quarter of 2014 under its existing common stock repurchase program authorization.

•	Transitional Basel III common equity Tier 1 capital ratio, calculated using the regulatory capital methodology applicable to PNC during 2014, was an estimated 10.8 percent at March 31, 2014.

•

Pro forma fully phased-in Basel III common equity Tier 1 capital ratio increased to an estimated 9.7 percent at March 31, 2014 from 9.4 percent at December 31, 2013 based on the standardized approach rules.

Earnings Summary
In millions, except per share data	1Q14	4Q13	1Q13

Net income	$1,060	$1,074	$995
Diluted earnings per common share	$1.82	$1.87	$1.74
Average diluted common shares outstanding	539	535	528
Return on average assets	1.35%	1.36%	1.33%
Return on average common equity	10.36%	10.71%	10.58%
Book value per common share Period end	$73.73	$72.07	$68.10
Tangible book value per common share (non-GAAP) Period end	$56.33	$54.57	$50.30
Cash dividends declared per common share	$.44	$.44	$.40

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 3

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations to reported amounts of non-GAAP financial measures, including reconciliations of tangible book value to book value per common share and business segment income to net income. Certain prior period amounts have been updated to reflect first quarter 2014 adoption of Accounting Standards Update 2014-01 related to low income housing tax credits. The impact of adoption was not material to earnings. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW

Revenue
In millions	1Q14	4Q13	1Q13	Change 1Q14 vs 4Q13	Change 1Q14 vs 1Q13

Net interest income	$2,195	$2,266	$2,389	(3)%	(8)%
Noninterest income	1,582	1,807	1,566	(12)%	1%

Total revenue	$3,777	$4,073	$3,955	(7)%	(5)%

Total revenue for the first quarter of 2014 decreased $296 million compared with the fourth quarter of 2013 and $178 million compared with the first quarter of 2013. The declines were due to lower noninterest income and net interest income in the linked quarter comparison and lower net interest income compared with first quarter 2013.

Net interest income for the first quarter of 2014 decreased $71 million compared with the fourth quarter and $194 million compared with first quarter 2013 as both core net interest income and purchase accounting accretion declined. Core net interest income decreased compared with the fourth quarter in part due to fewer days in the first quarter and, in both comparisons, was driven by lower yields on loans and securities and higher borrowed funds balances somewhat offset by loan growth and the impact of lower rates paid on deposits and borrowed funds. The decrease in purchase accounting accretion resulted from lower scheduled accretion and, in the comparison with first quarter 2013, lower excess cash recoveries on purchased impaired loans. The net interest margin of 3.26 percent for the first quarter of 2014 decreased 12 basis points compared with the fourth quarter of 2013 and 55 basis points compared with first quarter 2013 primarily due to lower interest-earning asset yields and the decline in purchase accounting accretion. The decrease in the margin also included the impact of higher deposit balances maintained with the Federal Reserve Bank and other balance sheet activity in light of new short-term liquidity regulatory standards.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 4

Noninterest Income
In millions	1Q14	4Q13	1Q13	Change 1Q14 vs 4Q13	Change 1Q14 vs 1Q13

Asset management	$364	$364	$308	–	18%
Consumer services	290	327	296	(11)%	(2)%
Corporate services	301	301	277	–	9%
Residential mortgage	161	271	234	(41)%	(31)%
Service charges on deposits	147	158	136	(7)%	8%
Net gains on sales of securities	10	3	14	233%	(29)%
Net other-than-temporary impairments	(2)	—	(10)	NM	80%
Other	311	383	311	(19)%	—

	$1,582	$1,807	$1,566	(12)%	1%

Noninterest income for the first quarter of 2014 decreased $225 million compared with the fourth quarter of 2013 reflecting a lower benefit from release of reserves for residential mortgage repurchase obligations and first quarter seasonal declines in fee income partially offset by a gain on sale of Visa shares in the first quarter.

Asset management revenue was unchanged from the fourth quarter reflecting stable equity markets. Consumer service fees decreased $37 million primarily as a result of seasonally lower volumes of customer-initiated transactions. Corporate service fees were consistent with fourth quarter as higher net commercial mortgage servicing rights valuations were largely offset by seasonal declines in merger and acquisition advisory fees. Residential mortgage banking noninterest income decreased $110 million due to a lower benefit from release of reserves for residential mortgage repurchase obligations of $19 million in first quarter 2014 compared with $124 million in the fourth quarter, which was largely attributable to fourth quarter settlements with FNMA and FHLMC. Service charges on deposits declined $11 million reflecting seasonally lower activity. Other noninterest income decreased $72 million due to lower revenue associated with private equity investments, credit valuations for customer-related derivatives activities and loan sales partially offset by a first quarter pretax gain of $62 million on the sale of 1 million Visa Class B common shares. At March 31, 2014, PNC’s remaining investment in Visa Class B common shares was approximately 9 million shares with a carrying value of approximately $.1 billion and fair value of approximately $.9 billion.

Noninterest income for the first quarter of 2014 increased $16 million compared with the first quarter of 2013. Asset management revenue grew $56 million driven by increases in the equity markets and sales production. Consumer service fees declined $6 million as growth in customer-initiated transaction volumes compared with first quarter 2013 was more than offset primarily by lower insurance-related activity. Corporate service fees increased $24 million principally due to higher merger and acquisition advisory fees. Residential mortgage banking revenue decreased $73 million reflecting lower loan sales revenue from lower origination volume and lower net hedging gains on residential mortgage servicing rights partially offset by a benefit from release of reserves for residential mortgage repurchase obligations in first quarter 2014 and higher servicing fees. Service charges on

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 5

deposits increased $11 million from growth in customer activity. Other noninterest income was unchanged as the gain on sale of Visa Class B common shares in 2014 was substantially offset by lower revenue associated with credit valuations for customer-related derivatives activities and loan sales.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense
In millions	1Q14	4Q13	1Q13	Change 1Q14 vs 4Q13	Change 1Q14 vs 1Q13

Personnel	$1,080	$1,207	$1,169	(11)%	(8)%
Occupancy	218	211	211	3%	3%
Equipment	201	197	183	2%	10%
Marketing	52	66	45	(21)%	16%
Other	713	833	760	(14)%	(6)%

	$2,264	$2,514	$2,368	(10)%	(4)%

Noninterest expense for the first quarter of 2014 decreased $250 million compared with the fourth quarter of 2013 reflecting overall disciplined expense management, seasonality and the impact of a fourth quarter contribution to the PNC Foundation partially offset by higher legal accruals associated with the residential mortgage banking business. Personnel expense declined as a result of reduced incentive compensation associated with seasonally lower business activity, and lower pension and benefits costs.

Noninterest expense for the first quarter of 2014 decreased $104 million compared with the first quarter of 2013 reflecting a decline in personnel expense for lower headcount and benefits costs and the impact of a first quarter 2013 contribution to the PNC Foundation. Decreases were partially offset by higher legal accruals associated with the residential mortgage banking business and investments in technology.

The effective tax rate was 25.3 percent for the first quarter of 2014 compared with 25.7 percent for the fourth quarter of 2013 and 26.4 percent for the first quarter of 2013.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $323.4 billion at March 31, 2014 compared with $320.2 billion at December 31, 2013 and $300.7 billion at March 31, 2013. In both comparisons, the increase was driven by loan growth and higher deposit balances maintained with the Federal Reserve Bank in light of new short-term liquidity regulatory standards.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 6

Loans
In billions	3/31/2014	12/31/2013	3/31/2013	Change 3/31/14 vs 12/31/13	Change 3/31/14 vs 3/31/13

Commercial lending	$120.8	$117.2	$110.3	3%	10%
Consumer lending	77.4	78.4	76.2	(1)%	2%

Total loans	$198.2	$195.6	$186.5	1%	6%

For the quarter ended:
Average loans	$196.6	$194.6	$186.1	1%	6%

Total loans grew $2.6 billion as of March 31, 2014 compared with December 31, 2013. Commercial lending increased $3.6 billion during the first quarter of 2014 primarily in real estate, corporate banking and business credit. Consumer lending decreased $1.0 billion due to lower home equity, residential mortgage and education loans as well as seasonal declines in credit card loans partially offset by growth in automobile loans. Average loans for the first quarter of 2014 increased $2.0 billion over fourth quarter from growth in average commercial and commercial real estate loans of $2.4 billion somewhat offset by a decrease of $.4 billion in average residential real estate and consumer loans. First quarter 2014 period end and average loans increased $11.7 billion and $10.5 billion, respectively, compared with first quarter 2013 primarily due to commercial, commercial real estate and consumer loan growth.

Investment Securities
In billions	3/31/2014	12/31/2013	3/31/2013	Change 3/31/14 vs 12/31/13	Change 3/31/14 vs 3/31/13

At quarter end	$58.6	$60.3	$59.4	(3)%	(1)%
Average for the quarter ended	$58.4	$57.4	$58.5	2%	—

Investment securities balances at March 31, 2014 decreased $1.7 billion compared with December 31, 2013 due to net payments and maturities. Average balances for the first quarter increased $1.0 billion compared with the fourth quarter reflecting the full quarter impact of Treasury securities purchased prior to year end to enhance PNC’s liquidity position in light of new short-term liquidity regulatory standards.

The available for sale investment securities balance included a net unrealized pretax gain of $.9 billion at March 31, 2014 compared with $.6 billion at December 31, 2013 and $1.6 billion at March 31, 2013, representing the difference between fair value and amortized cost. The decrease in the net unrealized pretax gain compared with first quarter 2013 was attributable to an increase in market interest rates.

Interest-earning deposits with banks were $14.9 billion at March 31, 2014, an increase of $2.7 billion compared with December 31, 2013 and $13.3 billion compared with March 31, 2013 as PNC maintained higher balances on deposit with the Federal Reserve Bank in preparation for implementation of new short-term liquidity regulatory standards.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 7

Deposits
In billions	3/31/2014	12/31/2013	3/31/2013	Change 3/31/14 vs 12/31/13	Change 3/31/14 vs 3/31/13

Transaction deposits	$188.1	$186.4	$175.4	1%	7%
Other deposits	34.3	34.5	36.2	(1)%	(5)%

Total deposits	$222.4	$220.9	$211.6	1%	5%

For the quarter ended:
Average deposits	$218.4	$217.1	$209.7	1%	4%

Total deposits at March 31, 2014 increased $1.5 billion compared with December 31, 2013 and average deposits increased $1.3 billion in the first quarter compared with the fourth quarter. Growth was driven by consumer transaction deposits, which included higher interest-bearing demand deposits, partially offset by seasonal decreases in noninterest-bearing demand deposits. First quarter 2014 period end and average deposits increased $10.8 billion and $8.7 billion, respectively, compared with first quarter 2013 as growth in both consumer and commercial transaction deposits from higher money market and noninterest-bearing and interest-bearing demand deposits was partially offset by lower retail certificates of deposit due to runoff of maturing accounts.

Borrowed Funds
In billions	3/31/2014	12/31/2013	3/31/2013	Change 3/31/14 vs 12/31/13	Change 3/31/14 vs 3/31/13

At quarter end	$46.8	$46.1	$37.6	2%	24%
Average for the quarter ended	$46.4	$43.1	$39.7	8%	17%

Borrowed funds at March 31, 2014 increased $.7 billion compared with December 31, 2013 and average borrowed funds increased $3.3 billion in the first quarter compared with fourth quarter 2013. Issuances of senior debt and increased Federal Home Loan Bank borrowings supported an enhanced liquidity position and loan growth. Borrowed funds increased $9.2 billion at March 31, 2014 compared with March 31, 2013 and average borrowed funds increased $6.7 billion in first quarter 2014 compared with first quarter 2013 as higher Federal Home Loan Bank borrowings and bank notes and senior debt were partially offset by a decrease in commercial paper, reflecting the wind down of Market Street Funding LLC, a consolidated commercial paper conduit.

Capital
	3/31/2014*	12/31/2013	3/31/2013

Common shareholders’ equity In billions	$39.4	$38.4	$36.0
Transitional Basel III common equity Tier 1 capital ratio	10.8%	N/A	N/A
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio	9.7%	9.4%	8.0%

* Ratios estimated

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 8

PNC continued to increase its capital levels and ratios and took actions reflecting its strong capital position. Common shareholders’ equity increased principally due to growth in retained earnings and higher accumulated other comprehensive income related to net unrealized securities gains. The transitional Basel III common equity Tier 1 capital ratio was calculated using the regulatory capital methodology that became effective for PNC on January 1, 2014 with 2014 phase-ins. The increase in the pro forma fully phased-in Basel III common equity Tier 1 capital ratio was primarily due to growth in retained earnings and higher accumulated other comprehensive income partially offset by higher risk-weighted assets. Capital ratios and estimates may be impacted by additional regulatory guidance or analysis of the rules and, in the case of ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s capital-related models. See Capital Ratios in the Consolidated Financial Highlights.

On April 3, 2014, the PNC board of directors raised the quarterly cash dividend on common stock to 48 cents per share, an increase of 4 cents per share, or 9 percent, effective with the May 5, 2014 dividend payment. PNC also announced share repurchase programs of up to $1.5 billion for the four quarter period beginning in the second quarter of 2014 under its existing common stock repurchase authorization. These programs include repurchases of up to $200 million related to employee benefit plans. These actions are consistent with PNC’s capital plan which was accepted by the Board of Governors of the Federal Reserve System in March 2014. Separately, in the first quarter of 2014, PNC repurchased $50 million of common shares related to employee benefit plan share issuances.

CREDIT QUALITY REVIEW

Credit Quality

	At or for the quarter ended			Change 3/31/14 vs	Change 3/31/14 vs

In millions	3/31/2014	12/31/2013	3/31/2013	12/31/13	3/31/13

Nonperforming loans	$2,947	$3,088	$3,422	(5)%	(14)%
Nonperforming assets	$3,304	$3,457	$3,927	(4)%	(16)%
Accruing loans past due 90 days or more	$1,310	$1,491	$1,906	(12)%	(31)%
Net charge-offs	$186	$189	$456	(2)%	(59)%
Provision for credit losses	$94	$113	$236	(17)%	(60)%
Allowance for loan and lease losses	$3,530	$3,609	$3,828	(2)%	(8)%

Overall credit quality continued to improve during the first quarter of 2014. Nonperforming assets at March 31, 2014 decreased $153 million compared with December 31, 2013 as a result of improvements in both consumer and commercial lending. Consumer lending nonperforming loans decreased $84 million, commercial real estate nonperforming loans declined $38 million and commercial nonperforming loans decreased $20 million. Nonperforming assets declined $623 million from first quarter 2013 due to improvements in the commercial and consumer lending portfolios and other real estate owned and foreclosed assets. Nonperforming assets to total assets were 1.02 percent at March 31, 2014 compared with 1.08 percent at December 31, 2013 and 1.31 percent at March 31, 2013.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 9

Overall delinquencies decreased $264 million, or 11 percent, as of March 31, 2014 compared with December 31, 2013. Accruing loans past due 90 days or more declined $181 million primarily from lower past due government insured residential real estate loans, and accruing loans past due 30 to 59 days declined $84 million.

Net charge-offs for the first quarter of 2014 were stable compared with fourth quarter 2013 as lower home equity loan net charge-offs were offset by higher residential real estate and commercial loan net charge-offs. In the comparison with first quarter 2013, net charge-offs decreased $270 million reflecting improving credit quality. Net charge-offs for the first quarter of 2014 were .38 percent of average loans on an annualized basis compared with .39 percent for the fourth quarter and .99 percent for the first quarter of 2013.

Provision for credit losses for first quarter 2014 decreased $19 million compared with fourth quarter 2013 and $142 million compared with first quarter 2013 as overall credit quality has continued to improve. A contributing economic factor is the increasing value of residential real estate.

The allowance for loan and lease losses declined in both comparisons reflecting overall improvement in credit quality. The allowance to total loans was 1.78 percent at March 31, 2014, 1.84 percent at December 31, 2013 and 2.05 percent at March 31, 2013. The allowance to nonperforming loans was 120 percent at March 31, 2014 compared with 117 percent at December 31, 2013, and 112 percent at March 31, 2013.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	1Q14	4Q13	1Q13

Retail Banking	$158	$107	$120
Corporate & Institutional Banking	523	569	541
Asset Management Group	37	36	43
Residential Mortgage Banking	(4)	55	45
Non-Strategic Assets Portfolio	110	118	79
Other, including BlackRock	236	189	167

Net income	$1,060	$1,074	$995

See accompanying notes in Consolidated Financial Highlights

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 10

Retail Banking
In millions	1Q14	4Q13	1Q13	Change 1Q14 vs 4Q13	Change 1Q14 vs 1Q13

Net interest income	$980	$1,012	$1,049	$(32)	$(69)
Noninterest income	$514	$488	$434	$26	$80
Provision for credit losses	$145	$195	$162	$(50)	$(17)
Noninterest expense	$1,100	$1,138	$1,131	$(38)	$(31)
Earnings	$158	$107	$120	$51	$38

In billions
Average loans	$67.1	$67.2	$65.5	$(.1)	$1.6
Average deposits	$135.5	$134.6	$133.4	$.9	$2.1

Retail Banking earnings for the first quarter of 2014 increased in both comparisons. Higher noninterest income reflected a gain of $62 million on the sale of 1 million Visa Class B common shares in the first quarter of 2014. In the comparison with the fourth quarter, the gain was partially offset by a decline in fee income due to lower customer-initiated transactions primarily driven by seasonality. Fees from higher customer-initiated transaction volumes grew compared with first quarter 2013. Noninterest expense declined in both periods as a result of lower compensation and, compared with the fourth quarter, lower marketing expense.

•	Retail Banking continued to focus on providing cost effective service channel choices that meet customers’ evolving preferences for convenience.

–    Approximately 43 percent of consumer customers used non-branch channels for the majority of their transactions during the first quarter of 2014 compared to 39 percent for the fourth quarter.

–    Non-branch deposit transactions via ATM and mobile increased to 31 percent of total deposit transactions in first quarter 2014 compared with 30 percent for the fourth quarter and 20 percent for the first quarter of 2013.

–    As part of PNC’s retail branch transformation strategy, 45 branches were converted to universal branches as of March 31, 2014 in a pilot program, and 22 branches were closed or consolidated in the first quarter. PNC had a network of 2,703 branches and 8,001 ATMs at March 31, 2014.

•

Average transaction deposits grew $1.1 billion, or 1 percent, in the first quarter of 2014 over the fourth quarter resulting from higher personal demand deposits offset by lower non-personal demand and money market balances. In the comparison with first quarter 2013, average transaction deposits increased $4.1 billion, or 4 percent, due to higher personal and non-personal demand deposit balances. Average certificates of deposit decreased $2.8 billion from first quarter 2013 reflecting net runoff of maturing accounts.

•

Average loans declined slightly compared with the fourth quarter as growth in automobile and auto dealer floor plan loans was offset by lower home equity and education loans. Average loans grew 2 percent over first quarter 2013 due to growth in automobile, home equity, auto dealer floor plan and credit card loans partially offset by paydowns of education loans.

•	Net charge-offs were $145 million for first quarter 2014 compared with $168 million in the fourth quarter and $250 million in the first quarter of 2013.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 11

Corporate & Institutional Banking
In millions	1Q14	4Q13	1Q13	Change 1Q14 vs 4Q13	Change 1Q14 vs 1Q13

Net interest income	$934	$960	$956	$(26)	$(22)
Corporate service fees	$268	$277	$246	$(9)	$22
Other noninterest income	$96	$152	$139	$(56)	$(43)
Provision for credit losses (benefit)	$(13)	$(29)	$14	$16	$(27)
Noninterest expense	$488	$525	$480	$(37)	$8
Earnings	$523	$569	$541	$(46)	$(18)

In billions
Average loans	$103.5	$100.9	$94.3	$2.6	$9.2
Average deposits	$71.0	$71.7	$64.6	$(.7)	$6.4
Commercial mortgage servicing portfolio Quarter end	$313	$308	$290	$5	$23

Corporate & Institutional Banking earnings for the first quarter of 2014 decreased in both comparisons. Corporate service fees declined compared with the fourth quarter primarily due to seasonal declines in merger and acquisition advisory fees and increased compared with first quarter 2013 largely as a result of higher merger and acquisition advisory fees. Other noninterest income declined in both comparisons mainly from lower revenue associated with credit valuations for customer-related derivatives activities and lower commercial mortgage loans held for sale activity. Noninterest expense decreased compared with fourth quarter 2013 and increased compared with first quarter 2013 principally due to incentive compensation costs associated with business activity.

•	Average loans increased 3 percent over the fourth quarter and 10 percent over first quarter 2013 primarily due to growth in real estate, corporate banking and business credit.

•	Average deposits increased 10 percent over the prior year first quarter primarily as a result of business growth and inflows into money market and noninterest-bearing deposits.

•	Net charge-offs were $2 million in the first quarter of 2014 compared with $10 million in the fourth quarter of 2013 and $58 million in the first quarter of 2013.

Asset Management Group
In millions	1Q14	4Q13	1Q13	Change 1Q14 vs 4Q13	Change 1Q14 vs 1Q13

Net interest income	$71	$71	$73	—	$(2)
Noninterest income	$199	$198	$182	$1	$17
Provision for credit losses	$12	$8	$5	$4	$7
Noninterest expense	$199	$204	$183	$(5)	$16
Earnings	$37	$36	$43	$1	$(6)

In billions
Assets under administration Quarter end	$255	$247	$236	$8	$19
Average loans	$7.1	$7.1	$6.6	—	$.5
Average deposits	$9.6	$9.2	$9.2	$.4	$.4

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 12

Asset Management Group earnings for the first quarter of 2014 increased compared with the fourth quarter of 2013 and declined compared with first quarter 2013. Noninterest income grew year over year driven by increases in the equity markets and sales production resulting in net positive flows. The increase in noninterest expense compared with first quarter 2013 included higher compensation costs from focused hiring to drive growth.

•	Assets under administration at March 31, 2014 included discretionary assets under management of $130 billion and nondiscretionary assets under administration of $125 billion.

–    Discretionary assets under management increased $3 billion compared with December 31, 2013 and $12 billion compared with March 31, 2013 driven by stronger equity markets and net positive flows net of cyclical client activities.

•

Asset Management Group continued to focus on driving growth through increasing sales sourced from other PNC lines of business, maximizing front line productivity and optimizing market presence including additions to staff in high opportunity markets.

Residential Mortgage Banking
In millions	1Q14	4Q13	1Q13	Change 1Q14 vs 4Q13	Change 1Q14 vs 1Q13

Net interest income	$40	$49	$48	$(9)	$(8)
Noninterest income
Benefit (provision) for residential mortgage repurchase obligations	$19	$124	$(4)	$(105)	$23
Other noninterest income	$147	$154	$247	$(7)	$(100)
Provision for credit losses (benefit)	$(1)	$(3)	$20	$2	$(21)
Noninterest expense	$213	$243	$200	$(30)	$13
Earnings (loss)	$(4)	$55	$45	$(59)	$(49)

In billions
Residential mortgage servicing portfolio Quarter end	$114	$114	$120	—	$(6)
Loan origination volume	$1.9	$2.5	$4.2	$(.6)	$(2.3)

Residential Mortgage Banking recorded a loss for the first quarter of 2014 compared with earnings in the fourth and first quarters of 2013. Noninterest income for fourth quarter 2013 benefited from the release of reserves for residential mortgage repurchase obligations of $124 million largely attributable to fourth quarter settlements with FNMA and FHLMC compared with a benefit of $19 million in first quarter 2014. Additionally, noninterest income declined in both comparisons due to reduced loan sales revenue from lower origination volume and a net hedging loss compared with gains in the 2013 quarters on residential mortgage servicing rights. Noninterest expense decreased compared with the fourth quarter as a result of lower production expense on reduced origination volume, lower servicing costs and lower foreclosure expenses partially offset by higher legal accruals. In the comparison with first quarter 2013, higher legal accruals more than offset the same declines. Approximately 37 percent of first quarter 2014 loan origination volume was for home purchase transactions compared with 41 percent in the fourth quarter of 2013 and 19 percent for first quarter 2013.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 13

Non-Strategic Assets Portfolio
In millions	1Q14	4Q13	1Q13	Change 1Q14 vs 4Q13	Change 1Q14 vs 1Q13

Net interest income	$142	$161	$203	$(19)	$(61)
Noninterest income	$6	$6	$16	—	$(10)
Provision for credit losses (benefit)	$(52)	$(59)	$42	$7	$(94)
Noninterest expense	$26	$39	$52	$(13)	$(26)
Earnings	$110	$118	$79	$(8)	$31

In billions
Average loans	$9.6	$10.0	$11.3	$(.4)	$(1.7)

The Non-Strategic Assets Portfolio primarily consists of non-strategic assets obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial/commercial real estate loan and lease portfolio. The business activity of this segment is to manage the wind-down of the portfolio, including portfolio management activities to reduce underperforming assets, while maximizing value and mitigating risk.

•

Net charge-offs were $31 million for the first quarter of 2014 compared with $9 million for the fourth quarter and $87 million for the first quarter of 2013. Lower commercial loan recoveries in the first quarter of 2014 contributed to the increase in net charge-offs compared with the fourth quarter.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, noncash charges for unamortized discounts related to redemptions of trust preferred securities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 14

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 272-5460 or (303) 223-2683 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2014 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21710011 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the United States’ largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31 2014	December 31 2013	March 31 2013

Revenue
Net interest income	$2,195	$2,266	$2,389
Noninterest income	1,582	1,807	1,566

Total revenue	3,777	4,073	3,955
Noninterest expense (c)	2,264	2,514	2,368

Pretax, pre-provision earnings (a)	1,513	1,559	1,587
Provision for credit losses	94	113	236

Income before income taxes and noncontrolling interests	$1,419	$1,446	$1,351

Net income (b) (c)	$1,060	$1,074	$995
Less:
Net income (loss) attributable to noncontrolling interests (c)	(2)	13	(8)
Preferred stock dividends and discount accretion and redemptions	70	50	75

Net income attributable to common shareholders	$992	$1,011	$928

Diluted earnings per common share	$1.82	$1.87	$1.74

Cash dividends declared per common share	$.44	$.44	$.40

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 16 for a reconciliation of business segment income to net income.
(c)	Prior period amounts have been updated to reflect first quarter 2014 adoption of Accounting Standards Update (ASU) 2014-01 related to low income housing tax credits.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended
Dollars in millions	March 31 2014	December 31 2013	March 31 2013

Net Interest Income

Core net interest income (a)	$2,032	$2,075	$2,140
Total purchase accounting accretion (a)
Scheduled accretion net of contractual interest	134	163	199
Excess cash recoveries	29	28	50

Total purchase accounting accretion	163	191	249

Total net interest income	$2,195	$2,266	$2,389

Net Interest Margin

Core net interest margin (b)	3.02%	3.10%	3.43%
Purchase accounting accretion impact on net interest margin	.24	.28	.38

Net interest margin	3.26%	3.38%	3.81%

(a)	We believe that core net interest income, a non-GAAP measure, and purchase accounting accretion are useful in evaluating the components of net interest income.
(b)	We believe that core net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended
	March 31 2014	December 31 2013	March 31 2013

PERFORMANCE RATIOS
Net interest margin (a)	3.26%	3.38%	3.81%
Noninterest income to total revenue	42	44	40
Efficiency (b)	60	62	60
Return on:
Average common shareholders’ equity	10.36	10.71	10.58
Average assets	1.35	1.36	1.33

BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions

Retail Banking (e)	$158	$107	$120
Corporate & Institutional Banking	523	569	541
Asset Management Group (f)	37	36	43
Residential Mortgage Banking (g)	(4)	55	45
Non-Strategic Assets Portfolio	110	118	79
Other, including BlackRock (d) (h)	236	189	167

Total net income	$1,060	$1,074	$995

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013 were $46 million, $45 million and $40 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our first quarter 2014 Form 10-Q will include additional information regarding BlackRock.
(e)	Includes gain on sale of a portion of Visa Class B common shares in the first quarter of 2014.
(f)	We consider a primary client relationship for Asset Management Group to be a client relationship with annual revenue generation of $10,000 or more.
(g)	Includes benefit/provision for residential mortgage repurchase obligations.
(h)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31 2014	December 31 2013	March 31 2013

BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$323,423	$320,192	$300,718
Loans (a) (b)	198,242	195,613	186,504
Allowance for loan and lease losses (a)	3,530	3,609	3,828
Interest-earning deposits with banks (a)	14,877	12,135	1,541
Investment securities (a)	58,644	60,294	59,361
Loans held for sale (b)	2,102	2,255	3,295
Goodwill and other intangible assets	11,189	11,290	10,996
Equity investments (a) (c)	10,337	10,560	10,914
Other assets (a) (b)	23,315	22,552	24,470

Noninterest-bearing deposits	70,063	70,306	64,652
Interest-bearing deposits	152,319	150,625	146,968
Total deposits	222,382	220,931	211,620
Transaction deposits	188,105	186,391	175,407
Borrowed funds (a)	46,806	46,105	37,647
Shareholders’ equity	43,321	42,334	39,598
Common shareholders’ equity	39,378	38,392	36,006
Accumulated other comprehensive income	656	436	767

Book value per common share	$73.73	$72.07	$68.10
Tangible book value per common share (Non-GAAP) (d)	$56.33	$54.57	$50.30
Common shares outstanding (millions)	534	533	529
Loans to deposits	89%	89%	88%

CLIENT ASSETS (billions)
Discretionary assets under management	$130	$127	$118
Nondiscretionary assets under administration	125	120	118

Total assets under administration	255	247	236
Brokerage account assets	41	41	39

Total client assets	$296	$288	$275

CAPITAL RATIOS
Transitional Basel III (e) (f) (g)
Common equity Tier 1 (h)	10.8%	N/A (i)	N/A
Tier 1 risk-based	12.5	N/A	N/A
Total capital risk-based	15.7	N/A	N/A
Leverage	11.1	N/A	N/A

Pro forma Fully Phased-In Basel III (e) (g) (j)
Common equity Tier 1 (h)	9.7%	9.4%	8.0%

Common shareholders’ equity to assets	12.2%	12.0%	12.0%

ASSET QUALITY
Nonperforming loans to total loans	1.49%	1.58%	1.83%
Nonperforming assets to total loans, OREO and foreclosed assets	1.66	1.76	2.10
Nonperforming assets to total assets	1.02	1.08	1.31
Net charge-offs to average loans (for the three months ended) (annualized) (k)	.38	.39	.99
Allowance for loan and lease losses to total loans	1.78	1.84	2.05
Allowance for loan and lease losses to nonperforming loans (l)	120%	117%	112%
Accruing loans past due 90 days or more (in millions)	$1,310	$1,491	$1,906

(a)	Amounts include consolidated variable interest entities. Our 2013 Form 10-K included, and our first quarter 2014 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets for which we have elected the fair value option. Our 2013 Form 10-K included, and our first quarter 2014 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	See the Tangible Book Value per Common Share Ratio table on page 19 for additional information.
(e)	The ratios as of March 31, 2014 are estimated.
(f)	Calculated using the regulatory capital methodology applicable to PNC during 2014.
(g)	See Capital Ratios discussion on pages 18-19 and in the Banking Regulation and Supervision section of Item 1 Business in our 2013 Form 10-K.
(h)	The Basel III common equity Tier 1 capital ratio was previously referred to as the Basel III Tier 1 common capital ratio.
(i)	Our 2013 Form 10-K included a pro forma illustration of the Transitional Basel III common equity Tier 1 capital ratio using December 31, 2013 data and the Basel III phase-in schedule in effect for 2014.
(j)	Ratios as of December 31, 2013 and March 31, 2013 have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to low income housing tax credits.
(k)	Pursuant to alignment with interagency guidance on practices for loans and lines of credit related to consumer lending in the first quarter of 2013, additional charge-offs of $134 million were taken. Excluding the impact of these additional charge-offs, annualized net charge-offs to average loans for the first quarter 2013 was 0.70%.
(l)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. capital rules issued in July 2013, as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory capital ratios during 2014 are based on the definitions of, and deductions from, capital under Basel III (as such definitions and deductions are phased-in for 2014) and Basel I risk-weighted assets (but subject to certain adjustments as defined by the Basel III rules). We refer to the capital ratios calculated using these Basel III phased-in provisions and Basel I risk-weighted assets as the Transitional Basel III ratios. These capital ratios became effective for PNC on January 1, 2014.

We provide information below regarding PNC’s Transitional Basel III common equity Tier 1 ratio and PNC’s pro forma fully phased-in Basel III common equity Tier 1 ratio. We previously referred to the Basel III common equity Tier 1 ratio as the Basel III Tier 1 common ratio. In addition, on the next page we provide information regarding PNC’s Basel I Tier 1 common capital ratio which was applicable to PNC through 2013 under the U.S. regulatory capital rules.

Common equity Tier 1 capital as defined under the Basel III rules differs materially from Basel I. For example, under Basel III, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, under Basel III regulatory capital includes adjustments for accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans, whereas under Basel I those items were excluded.

Estimated Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

	Transitional Basel III	Pro forma Fully Phased-In Basel III
Dollars in millions	March 31 2014	March 31 2014	December 31 2013 (a)	March 31 2013 (a)

Common stock, related surplus and retained earnings, net of treasury stock	$38,722	$38,722	$38,031		$35,305

Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(8,932)	(9,291)	(9,321)		(9,412)
Basel III total threshold deductions	(215)	(1,193)	(1,386)		(2,076)
Accumulated other comprehensive income (b)	82	410	196		289
All other adjustments (c)	(17)	(108)	(64)		(580)

Estimated Common equity Tier 1 capital	$29,640	$28,540	$27,456		$23,526

Estimated Basel I risk-weighted assets calculated in accordance with transition rules for 2014	$275,574	N/A	N/A		N/A
Estimated Basel III standardized approach risk-weighted assets (d)	N/A	$294,723	$291,977	$	N/A
Estimated Basel III advanced approaches risk-weighted assets (e)	N/A	$288,577	$290,080		$293,810

Estimated Basel III Common equity Tier 1 capital ratio	10.8%	9.7%	9.4%		8.0%

Risk-weighted assets utilized	Basel I (with transition adjustments)	Standardized	Standardized		Advanced

(a)	Amounts have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to low income housing tax credits.
(b)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(c)	Includes adjustments as required based on whether the standardized approach or advanced approaches is utilized.
(d)	Basel III standardized approach risk-weighted assets were estimated based on the standardized approach rules and include credit and market risk.
(e)	Basel III advanced approaches risk-weighted assets were estimated based on the advanced approaches rules, and include credit, market and operational risk.

PNC utilizes the pro forma fully phased-in capital ratio estimate to assess its Basel III capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. Our capital ratios and estimates may be impacted by additional regulatory guidance or analysis of the rules, and, in the case of ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 19

2013 Basel I Tier 1 Common Capital Ratio (a) (b)

Dollars in millions	December 31 2013	March 31 2013

Basel I Tier 1 common capital	$28,484	$25,680
Basel I risk-weighted assets	272,169	261,491

Basel I Tier 1 common capital ratio	10.5%	9.8%

(a)	Effective January 1, 2014, the Basel I Tier 1 common capital ratio no longer applies to PNC (except for stress testing purposes).
(b)	Amounts have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to low income housing tax credits.

Tangible book value per common share is a non-GAAP financial measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP financial measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

Dollars in millions, except per share data	March 31 2014	December 31 2013	March 31 2013

Book value per common share	$73.73	$72.07	$68.10
Tangible book value per common share
Common shareholders’ equity	$39,378	$38,392	$36,006
Goodwill and Other Intangible Assets (a)	(9,621)	(9,654)	(9,763)
Deferred tax liabilities on Goodwill and Other Intangible Assets (a)	331	333	351

Tangible common shareholders’ equity	$30,088	$29,071	$26,594
Period-end common shares outstanding (in millions)	534	533	529
Tangible book value per common share (Non-GAAP)	$56.33	$54.57	$50.30

(a)	Excludes the impact from mortgage servicing rights of $1.6 billion at both March 31, 2014 and December 31, 2013 and $1.2 billion at March 31, 2013.

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

—	Changes in interest rates and valuations in debt, equity and other financial markets.
—	Disruptions in the liquidity and other functioning of U.S. and global financial markets.
—

The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

—	Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.
—	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.
—	Slowing or reversal of the current U.S. economic expansion.
—

Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

—	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the U.S. economic expansion will speed up to an above trend growth rate near 2.8 percent in 2014 as drags from Federal fiscal restraint subside and that short-term interest rates will remain very low and bond yields will rise only slowly in 2014. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•

PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•

PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent on the ongoing development, validation and regulatory approval of related models.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Reports First Quarter Net Income of $1.1 Billion and $1.82 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

—

Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

—	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

—

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

—	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

—	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•

We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread natural and other disasters, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2013 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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